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                                                       EXHIBIT 8.01



                              December 10, 1999

Xionics Document Technologies, Inc.
70 Blanchard Road
Burlington, MA  01803

Ladies and Gentlemen:

        This opinion is furnished to you pursuant to Section 8.1(g) of the Agreement and Plan of Merger and Reorganization dated as of July 29, 1999 (the "Agreement"), among Oak Technologies, Inc., a Delaware corporation ("Oak"), Vermont Acquisition Corp., a Delaware corporation ("Merger Sub"), and Xionics Document Technologies, Inc., a Delaware corporation ("Xionics"). Pursuant to the Agreement, Xionics will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation and as a wholly-owned direct subsidiary of Oak, in a transaction (the "Merger") in which the existing stockholders of Xionics will receive cash and Oak common stock in exchange for their issued and outstanding shares of Xionics common stock. You have requested our opinion as to certain federal income tax consequences anticipated to follow from implementation of the Agreement. Capitalized terms not defined herein have the respective meanings set forth in the Agreement.

        For purposes of our opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the joint proxy statement/prospectus dated December 9, 1999 (the "Proxy/Prospectus") included in the registration statement on Form S-4 filed with the Securities and Exchange Commission by Oak in connection with the Merger, and related documents (collectively, the "Documents"). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies, including electronic copies.

        As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations and statements of the various parties set forth in the Documents and in the certificates from Oak, Merger Sub, and Xionics dated the date hereof, copies of which are attached hereto (the "Certificates"). Our opinion assumes (i) that all representations and statements set forth in the Documents and in the Certificates are true, correct, and complete as of the dates made and as of the date hereof and (ii) that those representations and statements can and will be reconfirmed as of the time of the Merger. Our opinion is limited solely to the provisions of the federal Internal Revenue Code as now in effect (the "Code"), and the regulations, rulings, and

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Xionics Document Technologies, Inc.
December __, 1999
Page 2


interpretations thereof in force as of this date and we assume no obligation to advise you of changes in the law or fact that occur after the date of this opinion.

        On the basis of and subject to the foregoing, assuming due adoption and implementation of the Agreement in accordance with its terms and consistent with the representations set out in the Documents and Certificates (and without any waiver or modification of any thereof), we are of the opinion that for federal income tax purposes:

        1.  The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code.

        2. Subject to paragraph 3 below, holders of Xionics common stock will recognize gain but not loss equal to the lesser of: (a) the excess, if any, of the consideration received by such holder in the Merger over the holder's tax basis in such Xionics common stock; and (b) the amount of cash received in the Merger (excluding cash received in lieu of fractional shares of Oak common stock).

        3. In addition to any gain recognized as described in paragraph 2 above, a holder of Xionics common stock who receives cash in lieu of a fractional share of Oak common stock will be treated has having received the fractional share and having sold it to Oak, and will recognize gain or loss as a result in an amount equal to the difference between the amount of cash received and the holder's tax basis allocable to the fractional share.

        4. The aggregate basis in the Oak common stock received in the Merger by a Xionics stockholder will equal such stockholder's basis in the Xionics common stock surrendered in exchange therefor, reduced by the cash received and any tax basis allocable to any fractional share and increased by the amount of realized gain other than gain realized with respect to any fractional share.

         5. The holding period of Oak common stock to be received in the Merger by a Xionics stockholder will include the period during which the stockholder held the Xionics common stock surrendered in exchange therefor; PROVIDED THAT, such Xionics common stock is held as a capital asset by that stockholder at the time of the Merger.

        This opinion is being delivered solely to you for your use in connection with the Merger. It may not be made available to or relied upon by any other person or entity < , OTHER THAN THE STOCKHOLDERS OF XIONICS, > or used for any other purpose without our prior written consent.


< WE HEREBY CONSENT TO THE FILING OF THIS OPINION WITH THE SECURITIES AND
EXCHANGE COMMISSION AS AN EXHIBIT TO THE DOCUMENTS, AND TO THE REFERENCES TO US UNDER THE CAPTION "THE MERGER -- FEDERAL INCOME TAX CONSEQUENCES"
AND ELSEWHERE IN THE PROXY/PROSPECTUS. IN GIVING SUCH CONSENT, WE DO NOT THEREBY ADMIT THAT WE ARE IN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER SECTION 7 OF THE SECURITIES ACT OF 1933, AS AMENDED. >


                                         Very truly yours,

                                         /s/ BINGHAM DANA LLP

                                         BINGHAM DANA LLP